Exhibit 21

FuelCell Energy, Inc

Subsidiaries of the Registrant

Entity Name	State / Country of Incorporation
FCE FuelCell Energy, Ltd. *	Canada
Alliance Star Energy, LLC **	California
Bridgeport Fuel Cell Park, LLC *	Connecticut
ERG-Milford, LLC *	Connecticut
ERG-Connecticut, LLC *	Connecticut
Star Energy East, LLC *	Connecticut
Long Beach Clean Energy, LLC *	New York
Versa Power Systems, Inc. *	Colorado
Versa Power Systems, Ltd. *	Canada
FuelCell Energy Solutions GmbH ***	Germany
FCE Korea, Ltd *	South Korea

* These entities are wholly-owned subsidiaries of FuelCell Energy, Inc.
** This entity is a joint ventures with Alliance Power, Inc. FuelCell Energy, Inc. has an 80% ownership interest in these entities.
*** This entity is a joint venture with Fraunhofer IKTS. FuelCell Energy, Inc. has a 75% ownership interest in this entity.